ARTICLES OF AMENDMENT
                                       OF
                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                               SHOE CARNIVAL, INC.


                  In compliance with the requirements of the Indiana Business Corporation Law, as amended (the "IBCL"), Shoe Carnival, Inc., an Indiana corporation (the "Corporation"), desiring to amend its Restated Articles of Incorporation, hereby certifies as follows:

                                    Article I
                            Amendment to the Restated
                            Articles of Incorporation

                  Section 1. The name of the Corporation is, and following the amendment effected hereby will continue to be, Shoe Carnival, Inc.

                  Section 2. Article IV, Section 1 of the Restated Articles of Incorporation of the Corporation is hereby amended so that, as amended, such
Article IV, Section 1 shall read in its entirety as follows:

                  "Section 1. Capital Stock. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 55,000,000 shares, consisting of 50,000,000 shares of Common Stock, par value $.01 per share ("Common Stock"), and 5,000,000 shares of Preferred Stock, par value $.01 per share ("Preferred Stock")."

                  Section 3. The effective date of the amendment hereby effected shall be the date of filing of these Articles of Amendment with the office of the Secretary of State of the State of Indiana.

                                   Article II
                           Manner of Adoption and Vote

                  Section 1. The amendment was approved by the Board of Directors of the Corporation on April 7, 1998, by resolution duly adopted. The Common Stock of the Corporation is the only class of capital stock outstanding and entitled to vote on the amendment. At the annual meeting of shareholders of the Corporation held on June 11, 1998, there were 13,120,344 shares of Common Stock outstanding and entitled to vote and 11,127,493 shares were represented at the meeting. Accordingly, a quorum was present. Of the shares of Common Stock represented at the meeting, 11,073,170 shares were voted for the amendment, which vote was sufficient for approval of the amendment.

                  Section 2. The manner of the adoption of the foregoing amendment constitutes full legal compliance with the provisions of the IBCL and the Corporation's Restated Articles of Incorporation and By-Laws.

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                  IN WITNESS WHEREOF,  the Corporation has caused these Articles of Amendment to be signed on its behalf by the undersigned duly authorized officer on June 11, 1998.

                                      SHOE CARNIVAL, INC.


                                      By   /s/ Mark L. Lemond
                                           Mark L. Lemond
                                           President and Chief Executive Officer




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